UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Delaware	91-1987288
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

61 B Fawcett Road, Coquitlam, British Columbia Canada V3K 6V2
(Address of Principal Executive Offices and Zip Code)

2006 Stock Plan
(Full title of the plan)

Kimberly Landry, Chief Executive Officer
Luna Technologies International, Inc.
61 B Fawcett Road, Coquitlam, British Columbia Canada V3K 6V2
(Name and address of agent for service)

604-526-5890
(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

William L. Macdonald
Clark Wilson LLP, Barristers and Solicitors
#800 - 885 West Georgia Street
Vancouver, British Columbia, V6C 3H1
Telephone: 604.643.3118
Facsimile: 604.687.6314

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	5,000,000 (1)	$0.365(1)	$1,825,000(2)	$195.28(2)

(1) The 2006 Stock Plan authorizes the issuance of a maximum of 5,000,000 shares of our common stock pursuant to awards to eligible employees, directors, officers and consultants of our company or any of our subsidiaries. All of the shares issuable under the 2006 Stock Plan are being registered under this registration statement on Form S-8.

(2) The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the bid and asked price ($0.35 bid; $0.379 ask) of the common stock of Luna Technologies International, Inc. as reported on the National Association of Securities Dealers Inc.'s OTC Bulletin Board on March 3, 2006.

EXPLANATORY NOTE

We prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, to register an aggregate of 5,000,000 shares of our common stock which may be issued pursuant to our 2006 Stock Plan. The purpose of the 2006 Stock Plan is to retain the services of valued key employees, directors and consultants of our company and to encourage such persons to acquire a greater proprietary interest in our company, thereby strengthening their incentive to achieve the objectives of our shareholders and to serve as an aid and inducement in the hiring of new employees and to provide an equity incentive to our consultants.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

We will send or give the documents containing the information specified in Part I of Form S-8 to individuals who participate in our 2006 Stock Plan, and who, in the case of an award of stock options, consent to and execute the required form of Stock Option Agreement or in the case of an award of shares of common stock, consent to and execute the required form of Restricted Share Grant Agreement. A copy of the 2006 Stock Plan is attached as Exhibit 4.1 to this Form S-8, the form of Stock Option Agreement for use under the 2006 Stock Plan is attached as Exhibit 4.2 to this Form S-8 and the form of Restricted Share Grant Agreement is attached as Exhibit 4.3 to this Form S-8.

This registration statement relates to a maximum of 5,000,000 common shares in the capital of Luna Technologies International Inc. issuable pursuant to the exercise of options or other awards granted under the 2006 Stock Plan.

Item 2. Registrant Information and Employee Plan Annual Information

We will provide, without charge, to each person to whom a copy of the 10(a) prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the 10(a) prospectus). Requests should be directed to the Chief Executive Officer, Luna Technologies International, Inc., 61B Fawcett Road, Coquitlam, British Columbia Canada V3K 6V2. Our telephone number is 604-526-5890.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

The following documents filed by our company with the United States Securities and Exchange Commission (the "SEC") are incorporated herein by reference:

1. The description of our company's common stock contained in our registration statement on Form SB-2 (SEC file number 333-131474), filed with the Securities and Exchange Commission on February 2, 2006, including all amendments and reports for the purpose of updating such description;

2.	Our latest Annual Report on Form 10-KSB filed on April 19, 2005;

3.	Our Amendment to our latest Annual Report on Form 10-KSB/A filed on April 25, 2005;

4.	Our Quarterly Report on Form 10-QSB filed on May 23, 2005;

5.	Our Quarterly Report on Form 10-QSB filed on August 22, 2005;

6.	Our Quarterly Report on Form 10-QSB filed on November 21, 2005;

7.	Our Amendment to our Quarterly Report on Form 10-QSB/A filed on December 2, 2005 (for the period ended September 30, 2005);

8.	Our Current Report on Form 8-K filed on December 22, 2005;

9.	Our Current Report on Form 8-K filed on January 24, 2006;

10.	Our Amendment to our latest Annual Report on Form 10-KSB/A filed on March 1, 2006;

11.	Our Amendment to our Quarterly Report on Form 10-QSB/A filed on March 1, 2006 (for the period ended June 30, 2005);

12.        Our Amendment to our Quarterly Report on Form 10-QSB/A filed on March 1, 2006 (for the period ended March 31, 2005);

13.        Our Amendment to our Quarterly Report on Form 10-QSB/A filed on March 1, 2006 (for the period ended September 30, 2005);

14.       Our Current Report on Form 8-K filed on March 8, 2006.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this registration statement have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 100 F Street North East, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http://www.sec.gov.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation’s Board of Directors to grant indemnity under certain circumstances to directors and officers, when made, or threatened to be made, parties to certain proceedings by reason of such status with the corporation, against judgments, fines, settlements and expenses, including attorneys’ fees. In addition, under certain circumstances such persons may be indemnified against expenses actually and reasonably incurred in defense of a proceeding by or on behalf of the corporation. Similarly, the corporation, under certain circumstances, is authorized to indemnify directors and officers of other corporations or enterprises who are serving as such at the request of the corporation, when such persons are made, or threatened to be made, parties to certain proceedings by reason of such status, against judgments, fines, settlements and expenses, including attorneys’ fees; and under certain circumstances, such persons may be indemnified against expenses actually and reasonably incurred in connection with the defense or settlement of a proceeding by or in the right of such other corporation or enterprise. Indemnification is permitted where such person (i) was acting in good faith; (ii) was acting in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or other corporation or enterprise, as appropriate; (iii) with respect to a criminal proceeding, has no reasonable cause to believe his conduct was unlawful; and (iv) was not adjudged to be liable to the corporation or other corporation or enterprise (unless the court where the proceeding was brought determines that such person is fairly and reasonably entitled to indemnity).

Unless ordered by a court, indemnification may be made only following a determination that such indemnification is permissible because the person being indemnified has met the requisite standard of conduct. Such determination may be made (i) by the Board of directors of the company by a majority vote of a quorum consisting of directors not at the time parties to such proceeding; or (ii) if such a quorum cannot be obtained or the quorum so directs, then by independent legal counsel in a written opinion; or (iii) by the stockholders.

Section 145 also permits expenses incurred by directors and officers in defending a proceeding to be paid by the corporation in advance of the final disposition of such proceedings upon the receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation against such expenses.

We have not provided Indemnity Agreements to our directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

4.1	2006 Stock Plan

4.2	Form of Stock Option Agreement

4.3	Form of Restricted Share Grant Agreement

5.1	Opinion of Clark Wilson LLP

23.1	Consent of Clark Wilson LLP (included in Exhibit 5)

23.2	Consent of Dale Matheson Carr-Hilton LaBonte

24	Power of Attorney (included in signature page)

Item 9. Undertakings.

(a)	We hereby undertake:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by our company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia on March 16, 2006.

LUNA TECHNOLOGIES INTERNATIONAL, INC.

/s/ Kimberly Landry
By: Kimberly Landry, Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Kimberly Landry as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES

/s/ Kimberly Landry
Kimberly Landry, Chief Executive Officer and Director
(Principal Executive Officer)
March 16, 2006

/s/ Leslie James Porter
Leslie James Porter, Chief Financial Officer and Director
(Principal Financial and Accounting Officer)
March 16, 2006